Exhibit 3.1

STATE OF NEW YORK

DEPARTMENT OF STATE

I hereby certify that the annexed copy has been compared with the original document in the custody of the Secretary of State and that the same is a true copy of said original.

WITNESS my hand and official seal of the Department of State, at the City of Albany, on June 26, 2018. Brendan Fitzgerald Executive Deputy Secretary of State

Rev. 09116

Division of Corporations, State Records and Uniform Commercial Code	New York State Department of State DIVISION OF CORPORATIONS, STATE RECORDS AND UNIFORM COMMERCIAL CODE One Commerce Plaza 99 Washington Ave. Albany, NY 12231-0001 www.dos.ny.gov

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

Titan Computer Services, Inc.

(Insert the Current Name of Domestic Corporation)

Under Section 805 of the Business Corporation Law

FIRST: The current name of the corporation is:

Titan Computer Services, Inc.

If the name of the corporation has been previously changed, the name under which it was originally formed is:

SECOND: The date of filing of the certificate of incorporation with the Department of State is:

July 13, 1994

THIRD: The amendment effected by this certificate of amendment is as follows:

The subject matter and full text of each amended paragraph must be stated.

FOR EXAMPLE, a certificate of amendment changing the name of the corporation would read as follows:

Paragraph FIRST of the Certificate of Incorporation relating to the name of the corporation is amended to read in its entirety as follows:

FIRST, The name of the corporation is (….new name….)

Paragraph  FIRST     of the Certificate of Incorporation relating to

the name of the corporation

is amended to read in its entirety as follows:

The name of the Corporation is "Altitude International, Inc."

Paragraph                                of the Certificate of Incorporation relating to

is amended to read in its entirety as follows:

FOURTH: The certification of amendment was authorized by: (Check the appropriate box)

☒ The vote of the board of directors followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

☐ The vote of the board of directors followed by the unanimous written consent of the holders of all outstanding shares.

David Vincent (Name of Signer)
President & CEO (Title of Signer)